Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

between

QEP ENERGY COMPANY
as Seller
EnerVest Energy Institutional Fund XIII-A, L.P.,
EnerVest Energy Institutional Fund XIII-WIB, L.P.,
EnerVest Energy Institutional Fund XIII-WIC, L.P., and
FourPoint Energy, LLC
as Buyer
and
EnerVest, Ltd.
dated
May 5, 2014

i

Exhibit 10.2

Exhibit 10.2

4.15	Brokers’ Fees	11
4.16	Gathering and Transportation	11
4.17	Environmental	11
4.18	Well Status	11
4.19	Calls on Production	11
4.20	Tax Partnerships	11
4.21	Wells	11
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization, Existence and Qualification	12
5.2	Authority, Approval and Enforceability	12
5.3	No Conflicts	12
5.4	Consents	12
5.5	Bankruptcy	12
5.6	Litigation	13
5.7	Financing	13
5.8	Regulatory	13
5.9	Independent Evaluation	13
5.10	Brokers’ Fees	13
5.11	Accredited Investor	13
5.12	Buyer Assets	13
ARTICLE VI
CERTAIN AGREEMENTS
6.1	Conduct of Business	13
6.2	Successor Operator	14
6.3	Governmental Bonds	15
6.4	Record Retention	15
6.5	Guarantees	15
6.6	Notifications	15
6.7	Amendment to Schedules	16
6.8	Tax Partnerships	16
6.9	Compliance with Chieftain Litigation Settlement	16
6.10	Non-Solicitation of Employees	17
6.11	Suspense Accounts	17
6.12	Digital Records	17
ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
7.1	Representations	18
7.2	Performance	18
7.3	No Legal Proceedings	18

Exhibit 10.2

7.4	Title Defects and Environmental Defects	18
7.5	Closing Deliverables	18
ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
8.1	Representations	18
8.2	Performance	18
8.3	No Legal Proceedings	19
8.4	Title Defects and Environmental Defects	19
8.5	Replacement Bonds and Guarantees	19
8.6	Closing Deliverables	19
ARTICLE IX
CLOSING
9.1	Date of Closing	19
9.2	Place of Closing	19
9.3	Closing Obligations	19
9.4	Records	19
ARTICLE X
ACCESS/DISCLAIMERS
10.1	Access	20
10.2	Confidentiality	22
10.3	Disclaimers	22
ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1	Seller’s Title	24
11.2	Notice of Title Defects; Defect Adjustments	25
11.3	Casualty Loss	29
11.4	Preferential Purchase Rights and Consents to Assign	29
ARTICLE XII
ENVIRONMENTAL MATTERS
12.1	Notice of Environmental Defects	31
12.2	NORM, Asbestos, Wastes and Other Substances	33
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1	Assumption by Buyer and Retention by Seller	33
13.2	Indemnities of Seller	34
13.3	Indemnities of Buyer	35
13.4	Limitation on Liability	35
13.5	Express Negligence	36
13.6	Exclusive Remedy	36
13.7	Indemnification Procedures	36
13.8	Survival	37

Exhibit 10.2

13.9	Waiver of Right to Rescission	38
13.10	Insurance	38
13.11	Non-Compensatory Damages	38
13.12	Disclaimer of Application of Anti-Indemnity Statutes	39
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1	Right of Termination	39
14.2	Effect of Termination	39
14.3	Return of Documentation and Confidentiality	40
ARTICLE XV
DEFINED TERMS
15.1	Defined Terms	40
ARTICLE XVI
MISCELLANEOUS
16.1	Appendices, Exhibits and Schedules	52
16.2	Expenses and Taxes	52
16.3	Assignment	53
16.4	Preparation of Agreement	54
16.5	Publicity	54
16.6	Notices	54
16.7	Further Cooperation	55
16.8	Filings, Notices and Certain Governmental Approvals	55
16.9	Entire Agreement; Conflicts	56
16.10	Parties in Interest	56
16.11	Amendment	56
16.12	Waiver; Rights Cumulative	56
16.13	Governing Law; Jurisdiction	56
16.14	Severability	57
16.15	Removal of Name	57
16.16	Counterparts	57
16.17	Like-Kind Exchange	58
16.18	Buyer Liability	58
16.19	Agent	58

v

Exhibit 10.2

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	¯	Leases and Mineral Fee Interests
Exhibit A-1	¯	Wells and Well Locations
Exhibit A-2	¯	Certain Leases and Mineral Fee Interests
Exhibit A-3	¯	Surface Fee Interests
Exhibit B-1	¯	Form of Assignment and Bill of Sale
Exhibit B-2	¯	Form of Mineral Deed
Exhibit B-3	¯	Form of Transition Services Agreement
Exhibit C	¯	Excluded Assets
Exhibit D	¯	Proportionate Shares
Exhibit E	¯	Target Formations
Exhibit F	¯	URC Related Interests

Schedule 3.8	¯	Allocated Values
Schedule 4.4	¯	Consents
Schedule 4.7	¯	Litigation
Schedule 4.8(a)	¯	Material Contracts
Schedule 4.8(b)	¯	Defaults under Material Contracts
Schedule 4.9	¯	Violation of Laws
Schedule 4.10	¯	Preferential Purchase Rights
Schedule 4.11	¯	Royalties, Etc.
Schedule 4.12	¯	Imbalances
Schedule 4.13	¯	Current Commitments
Schedule 4.14	¯	Asset Taxes
Schedule 4.16	¯	Gathering and Transportation
Schedule 4.17	¯	Environmental
Schedule 4.18	¯	Well Status
Schedule 4.20	¯	Tax Partnerships
Schedule 6.1	¯	Conduct of Business
Schedule 6.3	¯	Governmental Bonds
Schedule 6.5	¯	Guarantees
Schedule 6.10	¯	Non-Solicitation of Employees

Exhibit 10.2

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 5th day of May, 2014 (the “Execution Date”), and is between QEP Energy Company, a Texas corporation (“Seller”), and EnerVest Energy Institutional Fund XIII-A, L.P., a Delaware limited partnership (“EnerVest XIII-A”), EnerVest Energy Institutional Fund XIII-WIB, L.P., a Delaware limited partnership (“EnerVest XIII-WIB”), EnerVest Energy Institutional Fund XIII-WIC, L.P., a Delaware limited partnership (“EnerVest XIII-WIC,” and collectively with EnerVest XIII-A and EnerVest XIII-WIB, “EnerVest”), FourPoint Energy, LLC, a Colorado limited liability company (“FourPoint,” and collectively with EnerVest, “Buyer”) and EnerVest, Ltd., a Texas limited partnership (“EV”) solely for the purposes of Section 16.19. Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties.”
RECITALS
Seller desires to sell and assign, and each of EnerVest and FourPoint desires to purchase and pay for, to the extent of the undivided percentage interest set forth opposite the name of such Party in Exhibit D hereto (such undivided percentage interest, the “Proportionate Share”), all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1     Defined Terms. Capitalized terms used herein shall have the meanings set forth in Section 15.1, unless the context otherwise requires.

1.2     References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Exhibit 10.2

ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, as of the Effective Time, all of Seller’s right, title and interest, whether present, contingent or reversionary, in and to the assets described in Section 2.1(a) through Section 2.1(h) below (such interests, less and except the Excluded Assets, collectively, the “Assets”):

(a)the oil and gas leases of Seller in Hansford, Hemphill, Lipscomb, Ochiltree, Roberts and Wheeler Counties, Texas, Beckham, Custer, Dewey, Ellis, Roger Mills and Washita Counties, Oklahoma set forth on Exhibit A, subject to any reservations or depth restrictions described on Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby, including any overriding royalty interests, subject to the terms, conditions, covenants and obligations set forth in such leases and/or on Exhibit A (such interest in such leases, the “Leases”), and the mineral fee interests set forth on Exhibit A (the “Mineral Fee Interests”);

(b)all wells located on any of the properties described in Section 2.1(a) including the Leases and Mineral Fee Interests or on any other lease with which any such property, Lease or Mineral Fee Interest has been unitized (such interest in such wells, including the wells set forth on Exhibit A-1, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time);

(c)all rights and interests in, under or derived from all unitization and pooling orders or agreements in effect with respect to any of the Leases, Mineral Fee Interests or Wells and the units created thereby (the “Units”);

(d)to the extent that they may be assigned, all Applicable Contracts and all rights thereunder;

(e)the surface fee interests set forth on Exhibit A-3, and to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Leases, Mineral Fee Interests, Wells, Units or other Assets;

(f)all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, known or unknown, located on or off any of the Leases, Mineral Fee Interests, Wells, Units or other Assets and primarily used in connection with such Assets, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, tanks, radio equipment, radio towers, injection facilities, saltwater disposal facilities, compression facilities, vehicles, pumping units, inventory, structures, materials and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(g)all Imbalances relating to the Assets; and

(h)all of the files, records, maps, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s or its Affiliates’ possession, including: (i) land, division

Exhibit 10.2

order and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, engineering, environmental (including all environmental reports, files, audits, assessments, environmental notices of violation from Governmental Authorities (if any) and written notice from landowners regarding any environmental or operating issues (if any)), regulatory, production and accounting records; (v) production, facility and well records; and (vi) geological and geophysical data, interpretative data, electric logs, core data, pressure data, decline curves and production curves (collectively, “Records”).

2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3    Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for (i) all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time and (ii) all capital expenditures relating to each Well that has not been completed and placed on production prior to the Effective Time, whether or not such expenses were incurred before or after the Effective Time (the “Designated Well Costs”). “Operating Expenses” means (other than the Designated Well Costs) all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and overhead costs charged to the Assets under the relevant operating or unit agreement or pooling order, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Decommissioning Obligations, (iii) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, or (vi) Asset Taxes and Income Taxes. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for (a) the transfer of the Assets and the transactions contemplated hereby and (b) the assumption by Buyer of the Assumed Obligations and retention by Seller of the Retained Obligations, in each case to the extent set forth in Article XIII, shall be $275,098,418.00 (the “Purchase Price”), as adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).

3.2    Deposit.

(a)Within three (3) Business Days of the Execution Date, Buyer shall deposit the sum of $13,754,920.90, representing five percent (5%) of the Purchase Price (such amount, including any interest earned thereon, the “Deposit”), by means of a completed federal funds wire transfer, into a joint control deposit account with Amegy Bank N.A. (the “Bank”), requiring written authorization of a representative of

Exhibit 10.2

each Party for any withdrawal or transfer of funds therefrom (the “Joint Control Account”). If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing. The Parties agree to execute and deliver such written instructions as may be reasonably required by the Bank to permit the disbursal of the Deposit if, when and as required by the terms of this Agreement.

(b)If (i) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing) have been met or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of: (A) the failure of Buyer to materially perform any of its obligations hereunder, or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the Execution Date and Closing, then, in such event, Seller shall have the option to: (1) terminate this Agreement and receive from the Joint Control Account the Deposit together with any interest or income thereon, free of any claims by Buyer with respect thereto (and Buyer shall execute joint instructions to the Bank to that effect), as partial payment of its damages and shall be entitled to seek from Buyer additional actual damages up to an amount equal to fifteen percent (15%) of the Purchase Price or (2) seek specific performance.

(c)If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if Closing does not occur for any reason other than as set forth in Section 3.2(b), then Buyer shall be entitled to receive the Deposit together with any interest or income actually earned thereon from the Bank, free of any claims by Seller with respect thereto and Seller shall execute joint instructions to the Bank to that effect.

(d)In the event of a termination of this Agreement pursuant to Section 3.2(b) or Section 3.2(c) above, Buyer and Seller shall, in each case, have the rights and obligations set forth in Section 14.2.

3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks above the inlet connection (including inventory) and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less Burdens on such production;

(ii)an amount equal to all Operating Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Asset Taxes and Income Taxes) paid by Seller that are attributable to the Assets during the period following the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii)an amount equal to all of the Designated Well Costs paid by Seller, whether paid before or after the Effective Time;

(iv)the Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined prior to Closing;

Exhibit 10.2

(v)the amount of all Asset Taxes allocated to Buyer in accordance with Section 16.2 but paid by Seller;

(vi)subject to Section 3.9, to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, the sum of $0 which is an amount equal to the product of the underproduced volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(vii)subject to Section 3.9, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, the sum of $0 which is an amount equal to the product of the overdelivered volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(viii)the portion of the Overhead Costs attributable to the Assets from and after the Effective Time up to the Closing Date; and

(ix)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)an amount equal to all proceeds actually received by Seller attributable to the sale of Hydrocarbons (1) produced from or allocable to the Assets during the period following the Effective Time or (2) contained in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time for which an upward adjustment to the Purchase Price was made pursuant to Section 3.3(a)(i), in each case, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Asset Taxes and Income Taxes) directly incurred in earning or receiving such proceeds;

(ii)if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(iii)if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(b)(i) or Section 12.1(b)(ii);

(v)the amount of all Asset Taxes allocated to Seller in accordance with Section 16.2 but payable by Buyer;

(vi)subject to Section 3.9, to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, the sum of $8,246.00 which is an amount equal to the product of the

Exhibit 10.2

overproduced volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(vii)subject to Section 3.9, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, the sum of $48,850.47 which is an amount equal to the product of the underdelivered volumes times (A) $3.50/Mcf for gaseous Hydrocarbons or (B) $90.00/Bbl for liquid Hydrocarbons, as applicable;

(viii)an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense in accordance with Section 6.11 as of the Closing Date;

(ix)an amount equal to all Operating Expenses and all other costs and expenses (excluding, for the avoidance of doubt, any Asset Taxes and Income Taxes and any Designated Well Costs) paid by Buyer that are attributable to the Assets during the period prior to the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Buyer with respect to the period prior to the Effective Time, (B) Burdens and (C) rentals and other lease maintenance payments; and

(x)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.4Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5Preliminary Settlement Statement. Not less than four (4) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as required by Section 3.1 and Section 9.3(e). Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5.

3.6Final Settlement Statement.

(a)On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within

Exhibit 10.2

thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties hereto. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within ten (10) days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.6(a), (i) either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party, (ii) either Party pays monies for Operating Expenses that are the obligation of the other Party pursuant to Section 2.3 or otherwise, then the obligated Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse the paying Party therefor, (iii) Seller pays monies for Designated Well Costs that are the obligation of Buyer pursuant to Section 2.3 or otherwise, then Buyer shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse Seller therefor, (iv) either Party receives an invoice of an expense or obligation relating to Operating Expenses that is owed by the other Party pursuant to Section 2.3 or otherwise, then the receiving Party shall promptly forward such invoice to the obligated Party and (v) if an invoice of an expense or other obligation relating to Operating Expenses is received by either Party and is the obligation of both Parties, then the Parties shall consult with each other and shall each promptly pay its portion of such invoice to the obligee. Each Party shall be permitted to offset any monies owed by it to the other Party pursuant to this Section 3.6 against amounts owing by it to such other Party pursuant to this Section 3.6.

3.7Disputes.

(a)If Seller and Buyer are unable to resolve the matters addressed in a Dispute Notice, the Parties agree that EV’s Chief Executive Officer, FourPoint’s Chief Executive Officer and Seller’s Chief Executive Officer, or their respective designees, shall promptly consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a prompt, just and equitable resolution satisfactory to the Parties.

(b)If no resolution satisfactory to the Parties has been reached within three (3) Business Days after the delivery of the Dispute Notice, either Seller or Buyer may make a written demand to submit the dispute to non-binding mediation. Such mediation shall be conducted in Houston, Texas in an expedited manner by a mediator jointly appointed and agreed to by the Parties.

(c)If Seller and Buyer are unable to resolve their dispute through mediation pursuant to Section 3.7(b) within twelve (12) Business Days after the delivery of the Dispute Notice, each of Buyer and

Exhibit 10.2

Seller shall, within twenty (20) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to the Houston, Texas office of Ernst & Young LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

3.8Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the Purchase Price shall be allocated among the Assets for all purposes as set forth in Schedule 3.8 to this Agreement (the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders. For Tax purposes, each Party shall utilize the Allocated Values, as updated by mutual agreement of the Parties to reflect any adjustment to the Purchase Price pursuant to this Agreement and any Assumed Obligations or other items treated as consideration for federal income Tax purposes, in accordance with Section 1060 of the Code for purposes of all federal, state and local Tax returns and reports, including Internal Revenue Service Form 8594, and neither any Party nor its Affiliates shall take any position on any Tax return that is inconsistent with such Allocated Values, as adjusted; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings.

3.9Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(vi), Section 3.3(a)(vii), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as added, supplemented or amended pursuant to Section 6.7), Seller represents and warrants to Buyer the following:
4.1Organization, Existence and Qualification. Seller is a corporation duly formed and validly existing under the Laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. Assuming the due authorization, execution and delivery by Buyer, this Agreement is, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will be, the valid and binding

Exhibit 10.2

obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, and (d) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.
4.6Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.7Litigation. Except as set forth in Schedule 4.7(A) and Schedule 4.7(B), as of the Execution Date, there is no suit, action, litigation or arbitration by any Third Party, by any Person or before any Governmental Authority pending and served or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets or against the Assets. Seller is not in material default under any order, writ, injunction or decree of any Governmental Authority.

4.8Material Contracts.

(a)Except for Contracts entered into in accordance with Section 6.1, Schedule 4.8(a) sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

i.any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

ii.any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

iii.any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon sixty (60) days’ or less notice;

Exhibit 10.2

iv.any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent calendar year;

v.any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $100,000;

vi.any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract; and

vii.any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.

(b)Except as set forth in Schedule 4.8(b), there exists no default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.

4.9No Violation of Laws. Except as set forth in Schedule 4.9, as of the Execution Date, Seller is not in violation in any material respect of any applicable Laws with respect to its ownership and operation of the Assets.

4.10Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11Royalties, Etc. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii) (as set forth on Schedule 4.11 for such items as of March 31, 2014) and except as set forth on Schedule 4.11, Seller has properly, timely and legally paid, in accordance with the terms of each Lease and applicable Laws, and the Chieftain Litigation Settlement (for the time period such settlement has been in effect), all Burdens with respect to the Assets due by Seller, or if not paid, is contesting such Burdens in good faith in the normal course of business as described on Schedule 4.11.

4.12Imbalances. To Seller’s Knowledge, Schedule 4.12 sets forth all Imbalances associated with the Assets as of the applicable dates set forth on Schedule 4.12.

4.13Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, all authorities for expenditures, individually in excess of $50,000 net to Seller’s applicable interest (the “AFEs”), that have been delivered to Seller, relating to the Assets to drill, rework or conduct other operations on or in connection with a well or for other capital expenditures in connection with the Assets for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.14Asset Taxes. Except as set forth in Schedule 4.14, during the period of Seller’s ownership of the Assets, all Asset Taxes that have become due and payable by Seller before the Effective Time have been properly paid, other than any Asset Taxes that are being contested in good faith, and all returns and reports required to have been filed with respect to such Asset Taxes have been timely filed. Except as set forth on Schedule 4.14, Seller has not received written notice nor, to Seller’s Knowledge, is there any pending or

Exhibit 10.2

threatened claim against or audit of Seller from or by any applicable Taxing Authority for the assessment of Asset Taxes. All Income Taxes imposed on Seller that could result in a lien or other claim against any of the Assets that have become due and payable have been properly paid, unless contested in good faith by appropriate proceeding.

4.15Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.16Gathering and Transportation. Except as set forth on Schedule 4.16, all Applicable Contracts and arrangements for the gathering or transportation of Hydrocarbons produced from the Assets are terminable upon thirty (30) days’ or less notice.

4.17Environmental.

(a)Except as described on Schedule 4.17, (i) with respect to the Assets operated by Seller, those Assets are being operated in material compliance with all Environmental Laws, (ii) with respect to the Assets not operated by Seller, to Seller’s Knowledge, those Assets are being operated in material compliance with all Environmental Laws, (iii) Seller has not received an unresolved written notice of a violation of an Environmental Law from a Governmental Authority with respect to the Assets, (iv) with respect to the Assets operated by Seller, no notice of action alleging a material violation of an Environmental Law is pending or, to such Seller’s Knowledge, threatened against such Assets, and (v) with respect to the Assets not operated by Seller, to Seller’s Knowledge, no notice of action alleging a violation of an Environmental Law is pending or threatened against such Assets.

(b)Except as described on Schedule 4.17, there are no civil, criminal, or administrative actions, lawsuits, litigation, hearings, or proceedings pending against the Assets or Seller with respect to the Assets alleging the violation or breach of any Environmental Law.

4.18Well Status. Except as described on Schedule 4.18, during the period of Seller’s ownership of the Assets, and to Seller’s Knowledge prior to Seller’s ownership, there are no wells located on the Assets that: (a) Seller is obligated by Law or contract to currently plug and abandon; or (b) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Authority having jurisdiction over the Assets.

4.19Calls on Production. Except pursuant to the Material Contracts, no Person has any call upon, option to purchase or similar rights with respect to the production from the Assets; production from the Assets is not bound by any gas dedications or subject to any monetary or in kind through-put fees or charges in connection with gathering or transportation; and the Assets are not bound by any Hedge Contract that will continue after Closing. Proceeds from the sale of oil, condensate and gas from the Assets are being received by Seller, as applicable, in a timely manner and are not being held in suspense for any reason.

4.20Tax Partnerships. Except as described on Schedule 4.20, the Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.21Wells. During the period of Seller’s ownership of the Assets, and to Seller’s Knowledge, prior to Seller’s ownership, the Wells have been or are being drilled, completed and operated within the boundaries

Exhibit 10.2

of the Leases or within the limits otherwise permitted or prescribed by contract, pooling or unit agreement, and by Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Each of EnerVest and FourPoint, severally and not jointly, represents and warrants to Seller the following:
5.1Organization, Existence and Qualification. Each of EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. FourPoint is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Colorado and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited partnership or limited liability company action on the part of Buyer. Assuming the due authorization, execution and delivery by Seller, this Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

Exhibit 10.2

5.6Litigation. As of the Execution Date, there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.7Financing. Buyer has, and Buyer shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8Regulatory. Buyer and/or an operating affiliate of Buyer, EnerVest Operating, L.L.C. (“EV Operating”), is and hereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer and/or EV Operating to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer and/or EV Operating has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and has filed any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.9Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (b) subject to the express provisions of this Agreement, has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

5.10Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12Buyer Assets. Each of EnerVest and FourPoint has sufficient assets and resources to fulfill its indemnity obligations under Section 13.3.

ARTICLE VI
CERTAIN AGREEMENTS
6.1Conduct of Business.

(a)Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency

Exhibit 10.2

situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

i.maintain, and if Seller is the operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice; and

ii.maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller.

(b)Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations or to maintain a lease and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

i.not propose or commence any operation reasonably expected to cost Seller in excess of $50,000;

ii.not consent to any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $50,000;

iii.not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8(a), or terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend or change the terms of any Material Contract or that will be binding after the Closing Date and not terminable by Buyer with thirty (30) days’ or less notice other than joint operating agreements and pre-pooling agreements;

iv.not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale and/or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained and (C) disposals of Assets where the consideration is less than $50,000 per disposal;

v.not reduce or terminate existing insurance; and

vi.not commit to do any of the foregoing.

(c)    Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.
6.2Successor Operator. While Buyer acknowledges that it desires to succeed, or cause EV Operating to succeed, Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer or EV Operating, as applicable, shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller

Exhibit 10.2

agrees, however, that, as to the Assets it operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become, or cause EV Operating to become, successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer or EV Operating, as applicable, as successor operator of such Assets effective as of Closing.

6.3Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, as described in Schedule 6.3, to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Assets.

6.4Record Retention. Buyer shall and shall cause its successors and assigns to, for a period of seven (7) years following Closing, (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense. At the end of such seven (7) year period and prior to destroying any of the Records, Buyer shall notify Seller in advance of such destruction and provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s sole cost and expense.

6.5Guarantees. Buyer shall use commercially reasonable efforts to cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all guarantees, including any performance bonds previously put in place by Seller, set forth in Schedule 6.5 (the “Guarantees”). Without limiting the foregoing, if required by the counterparty to any Guarantee, Buyer shall provide, effective as of the Closing Date, substitute arrangements of Buyer or its Affiliates covering all periods covered by the Guarantees, such substitute arrangements to be equivalent in terms of type of security and creditworthiness of the party providing the security as compared to the Guarantees. In the event that any counterparty to any such Guarantee does not release Seller and its Affiliates, then, from and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Guarantee (and all costs incurred in connection with such Guarantee) if applicable to Assets acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller, and shall be deemed an Excluded Asset for all purposes hereunder.

6.6Notifications. Buyer will notify Seller, and Seller will notify Buyer, promptly and in reasonable detail after any officer of Buyer or Seller, as the case may be, obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. No breach of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement, and no Party nor any Affiliate of any Party shall have any claim or recourse against the other Party nor its directors, officers, employees, buyers, controlling Persons, agents, Affiliates, partners,

Exhibit 10.2

advisors or representatives with respect to such breach, if the first Party or any Affiliate had knowledge prior to the Execution Date of such breach or of the threat of such breach or the circumstances giving rise to such breach.

6.7Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters that are disclosed pursuant to any such addition, supplement or amendment at or prior to Closing and that are not the result of any breach by Seller of its covenants under Article VI shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.8Tax Partnerships. Seller shall, prior to Closing, use commercially reasonable efforts to seek, with respect to each tax partnership set forth on Schedule 4.20, all consents necessary for the parties to such tax partnership to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code in accordance with Treasury Regulations Section 1.761-2(b)(2).

6.9Compliance with Chieftain Litigation Settlement.

(a)Buyer agrees that it will comply with the terms and requirements of the Chieftain Litigation Settlement to the extent relating to the post-Closing operations of the Assets, including (i) the methodology for payment of future royalties agreed to in the Chieftain Litigation Settlement, (ii) to the extent not done so prior to Closing, the covenant to seek amendments to existing processing contracts to maximize the value or volume of liquids recovered thereunder to the joint benefit of the royalty owners and the producer and (iii) the covenant to allow Chieftain Royalty Company to audit the relevant records on behalf of the Chieftain Class to ensure compliance with the methodology for payment of future royalties. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that it is responsible for complying with the terms and requirements of the Chieftain Litigation Settlement to the extent relating to the post-Closing operations of the Assets and agrees that it has no, and will have no, claim against Seller relating to the requirements of the Chieftain Litigation Settlement, the results of such compliance on operations and/or Buyer’s failure to comply with such requirements.

(b)Subject to the terms of this Section 6.9(b), the Parties acknowledge and agree that Seller shall have the sole authority to defend the Searle Litigation. Buyer agrees to cooperate reasonably in connection with such defense, and such reasonable cooperation shall include access, during normal business hours from and after the Closing, to the Records and Buyer’s personnel. Seller shall not, without the written consent of Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), settle any claim with respect to the Searle Litigation or consent to the entry of any judgment with respect thereto; provided, however, that such consent of Buyer shall not be required in the event that no money damages are incurred by Buyer and there is no material adverse effect on the ownership and operation of the Assets from and after the date of such settlement or judgment.

6.10Non-Solicitation of Employees.

Exhibit 10.2

(a)Schedule 6.10 sets forth a list of certain individuals employed by Seller or its Affiliates to whom Buyer or its Affiliate may make offers of employment (collectively, the “Identified Employees”), which such offers shall be for employment effective as of the termination date of the Field Services (as defined in the Transition Services Agreement) and on terms and conditions established by Buyer or its Affiliate at their discretion. Each such offer of employment shall be made within fourteen (14) days prior to the Closing Date. No later than the date that is seven (7) days prior to the Closing Date, Buyer shall notify Seller as to each Identified Employee who has accepted employment with Buyer or any of its Affiliates and each Identified Employee who has rejected Buyer’s or its Affiliate’s offer of employment. EnerVest shall indemnify and hold harmless each Seller Indemnified Party from and against any and all Liabilities relating to or arising out of Buyer’s or its Affiliate’s employment offer process described in this Section 6.10(a) (including any claim of discrimination or other illegality in such selection and offer process).

(b)Except to the extent provided in Section 6.10(a) with respect to the employees identified on Schedule 6.10, from the Execution Date until the one (1) year anniversary of either the Closing Date or the termination of this Agreement, Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment (including by contracting through an independent contractor, consultant or other Third Party) or employ (including as a consultant) any officer or employee of Seller or its Affiliates without obtaining the prior written consent of Seller. This Section 6.10(b) shall not apply to general solicitations of employment not specifically directed towards officers or employees of Seller or its Affiliates, and Buyer shall not be prohibited from (a) employing or otherwise working with any such person who contacts Buyer solely on his or her own initiative and without direct or indirect solicitation by Buyer, (b) employing or otherwise working with any such person as a result of general solicitations for employees or independent contractors (which solicitations are not specifically targeted at Seller’s employees) through the use of media advertisements, professional search firms or otherwise, or (c) employing any such employee who has been terminated by Seller prior to commencement of any employment discussions.

6.11Suspense Accounts. Seller shall, prior to Closing, pay to the States of Texas and Oklahoma those suspended royalties that, as of the Execution Date, have escheated or are escheatable to the States of Texas and Oklahoma, to the extent that such payments are required to be made prior to Closing under applicable Laws. Seller shall transfer to Buyer pursuant to a downward adjustment to the Purchase Price as set forth in Section 3.3(b) only those monies held in suspense by Seller at Closing that relate to suspended royalties as to which Buyer shall be responsible for distribution after Closing (which shall not include such escheatable monies). Seller agrees to provide to Buyer any information reasonably requested by Buyer regarding all of Seller’s accounts holding monies in suspense that will be transferred to Buyer together with a written explanation (as contained in Seller’s files) of why such monies are held in suspense or other information identifying the proper disposition of such monies.

6.12Digital Records. After the Execution Date and within ten (10) Business Days prior to the Closing Date, Seller will use commercially reasonable efforts to deliver to Buyer, any requested Records available in digital format (the “Digital Records”) upon such request by Buyer so that Buyer may prepare to take over physical operations on the Closing Date as well as to prepare for taking over administrative functions for operated and non-operated Assets. Any Digital Records delivered to Buyer prior to Closing will be subject to the confidentiality provisions of Section 10.2 and the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, then Buyer will return the Digital Records to Seller in their entirety and shall destroy any copies of the same that may have been created by Buyer.

Exhibit 10.2

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:
7.1Representations. The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.

7.2Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than twenty-five percent (25%) of the Purchase Price.

7.5Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:
8.1Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.
8.2Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

Exhibit 10.2

8.3No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing shall be less than twenty-five percent (25%) of the Purchase Price.

8.5Replacement Bonds and Guarantees. Buyer shall have obtained, in the name of Buyer: (a) replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, to the extent required by Section 6.3 and (b) replacements for the Guarantees to the extent required by Section 6.5.

8.6Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IX
CLOSING
9.1Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before June 30, 2014, or on such date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2Place of Closing. Closing shall be held at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b)Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c)Seller and Buyer shall execute, acknowledge and deliver the mineral deed(s), substantially in the form attached to this Agreement as Exhibit B-2 and conveying the Mineral Fee Interests, in sufficient counterparts to facilitate recording in the applicable counties covering such Assets.

(d)Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(e)Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price after giving effect to the Deposit.

Exhibit 10.2

(f)Buyer and Seller shall execute joint written instructions to the Bank to deliver the Deposit to Seller by a wire transfer of immediately available funds to the account designated in the Preliminary Settlement Statement.

(g)Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(h)Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of the Code.

(i)To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer or EV Operating, as applicable, as the operator of the Wells and the Leases currently operated by Seller.

(j)An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(k)An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(l)Buyer shall deliver any instruments and documents required by Section 6.3 and/or Section 6.5.

(m)Seller and Buyer shall execute and deliver the Transition Services Agreement.

(n)Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE X
ACCESS/DISCLAIMERS
10.1Access.

(a)From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access, between the hours of 7:00 a.m. and 6:00 p.m., local time, Mondays through Fridays (excluding holidays), between the hours of 8:00 a.m. and 5:00 p.m., local time, on Saturdays (excluding holidays) and as mutually agreed by the Parties on Sundays (excluding holidays), to the Assets and all Records in Seller’s or any of its Affiliates’ possession to the extent necessary to conduct

Exhibit 10.2

the title or environmental review described in this Agreement. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets; provided that any sampling or invasive activity by Buyer or Buyer’s Representatives shall require the prior written consent of Seller as described below. If a Phase I environmental property assessment reasonably recommends that any sampling or invasive activities be conducted on an Asset in order for Buyer to estimate the Remediation Amount with respect to such Asset, Buyer shall (i) furnish Seller with a written description of the proposed scope of such sampling or invasive activities, including a description of the specific activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller (such consent not to be unreasonably withheld) and the Third-Party operator of the affected Assets to undertake such sampling or invasive activities. If any of the proposed sampling or invasive activities may unreasonably interfere with the normal operation of the Assets or the properties underlying the Assets, Seller may request an appropriate modification of the proposed sampling or invasive activities. Any sampling or invasive activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative.” Buyer shall obtain all permits necessary to conduct any approved sampling or invasive activities from any applicable Governmental Authorities; provided that, prior to Closing and upon request, Seller shall provide Buyer with assistance (at no cost or Liability to Seller) as reasonably requested by Buyer that may be necessary to secure such permits. If Buyer reasonably requests access to conduct any sampling or invasive activities pursuant to this Section 10.1(b) and Seller denies Buyer consent to conduct such sampling or invasive activities, then Buyer may, at its sole election, elect to exclude such Asset from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset. Buyer shall give Seller reasonable prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessment) with respect to, any Assets with respect to which Seller does not have the authority to grant access for such due diligence. Seller shall use commercially reasonable efforts to obtain access rights from Third Parties for Buyer to conduct its investigation and due diligence of the Assets; provided that Seller shall not be required to incur any Liability or pay any money in order to obtain such access rights.

(c)Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller or any Third Party operator, execute and deliver any required access agreement of Seller or any such Third Party operator. Buyer hereby defends, indemnifies and holds harmless the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such Liabilities arise out of or result from, SOLELY OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a member of THE

Exhibit 10.2

Seller Indemnified Parties, excepting only Liabilities TO THE EXTENT actually resulting FROM the gross negligence or willful misconduct of a member of THE Seller Indemnified Parties.

(d)Buyer agrees to provide to Seller, on or before the Environmental Claim Date, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Environmental Defects as to which Buyer provides Seller an Environmental Defect Notice. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.
(e)Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties and (iv) provide for ten (10) days’ prior written notice to Seller in the event of cancellation, expiration or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives will become privy to confidential and other information of Seller or its Affiliates, and Buyer shall ensure that such confidential information (i) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (ii) shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Seller or its Affiliates or to assets other than the Assets).

10.3Disclaimers.

(a)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, SECTION 11.1(b), OR THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

Exhibit 10.2

(b)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b), OR THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b), OR THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)EXCEPT AS TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.17, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)Seller and Buyer agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable law.

Exhibit 10.2

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1Seller’s Title.

(a)General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 11.1(b) and the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in Section 11.1(b) and the Assignment.

(b)Special Warranty of Title. If Closing occurs, then effective as of the Effective Time and until the end of the Survival Period, Seller warrants Defensible Title, without duplication, to (i) the Wells and Well Locations set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A, and, for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location) and (ii) the survey sections set forth on Schedule 3.8, to the extent that the interests in such survey sections are contributed by the Leases and the Mineral Fee Interests set forth on Exhibit A-2 (the “Sections”) (subject to the depth restrictions set forth on Exhibit A-2 and limited to the applicable Target Formations set forth on Schedule 3.8), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.

(c)Recovery on Special Warranty.

i.Buyer’s Assertion of Title Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5 p.m. Central Time on the two (2) year anniversary thereof (the “Survival Period”), Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in Section 11.1(b). For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period. Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.
ii.Limitations on Special Warranty. For purposes of Seller’s special warranty of title, the value of the Sections, Wells and/or Well Locations set forth in Schedule 3.8, as appropriate ((1) for a Well, subject to the depth restrictions set forth on Exhibit A and limited to any currently producing formations, (2) for a Well Location, subject to the depth restrictions set forth on Exhibit A and limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location, and (3) for a Section, subject to the depth restrictions set forth on Exhibit A-2 and limited to the applicable Target Formations set forth on Schedule 3.8 for such Section), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving

Exhibit 10.2

rise to such breach of Seller’s special warranty of title as a Title Defect prior to the Title Claim Date pursuant to Section 11.2, except that the Individual Title Defect Threshold and the Aggregate Deductible shall not apply. Seller shall be entitled to offset any amount owed by Seller for breach of its special warranty of title with respect to any Asset by the amount of any Title Benefits with respect to such Asset as to which Seller gives Buyer notice after the Title Claim Date.

11.2Notice of Title Defects; Defect Adjustments.

(a)Title Defect Notices. Buyer must deliver, no later than June 23, 2014 (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date; provided, however, that, for purposes of Seller’s special warranty of title under Section 11.1(b), such waiver shall not apply to any matter that, prior to the Title Claim Date, is not discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets and may be claimed by Buyer pursuant to Section 11.1. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset (including the legal description of such Asset and the Leases applicable to such Asset), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and Buyer’s proposed documentation for such cure and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in Section 11.1) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.

(b)Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except as set forth in Section 11.1(c)(ii) and Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c)Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to one hundred twenty (120) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or

Exhibit 10.2

any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. The Title Defect Amount claimed in good faith by Buyer for any Title Defect as to which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period shall be paid by Buyer at Closing to the Bank and deposited into the Joint Control Account and any such amount shall be paid to Seller or Buyer, as applicable, upon the expiration of the Cure Period and as agreed by Seller and Buyer or determined pursuant to Section 11.2(j). An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

i.subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

ii.with the written consent of Buyer, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

iii.if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e)Remedies for Title Benefits. The amount resulting from each Title Benefit (the “Title Benefit Amount”) shall be determined pursuant to Section 11.2(h) or Section 11.2(j). Any Title Benefit Amounts shall be offset against the total Title Defect Amounts for all Title Defects, without limiting or otherwise modifying the provisions of Section 11.2(i). Notwithstanding anything to the contrary in this Section, if the total amount of all Title Benefit Amounts exceeds the total amount of all Title Defect Amounts, in each case, with respect to the Assets, there shall be no upward adjustment to the Purchase Price or other remedies provided to Seller for such Title Benefits.

(f)Exclusive Remedy. Except for Buyer’s rights under Seller’s special warranty of title under Section 11.1(b) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g)Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions (without duplication):

i.if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

Exhibit 10.2

ii.if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

iii.if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.8, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.8;

iv.if the Title Defect represents a discrepancy where (A) the actual Net Acres for any Title Defect Property, as to the applicable Target Formations, is less than (B) the Net Acres for such Title Defect Property, as to the applicable Target Formations, stated on Schedule 3.8, then the Title Defect Amount shall be the product obtained by multiplying such difference by the Allocated Value (on a per Net Acre dollar amount, as to the applicable Target Formations) for such Title Defect Property set forth on Schedule 3.8;

v.if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

vi.the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

vii.notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

i.if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

ii.if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.8, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.8;

iii.if the Title Benefit represents a discrepancy where (A) the actual Net Acres for any Title Benefit Property is greater than (B) the Net Acres for such Title Benefit Property stated on Schedule 3.8, then the Title Benefit Amount shall be the product obtained by multiplying such difference by the Allocated Value (on a per Net Acre dollar amount) for such Title Benefit Property set forth on Schedule 3.8; and

Exhibit 10.2

iv.if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which (x) the Title Defect Amount does not exceed $15,000 with respect to any affected Title Defect Property to the extent that such Title Defect Property is a Well or Well Location set forth on Schedule 3.8 and (y) the Title Defect Amount does not exceed $5,000 with respect to any affected Title Defect Property to the extent that such Title Defect Property is a Section set forth on Schedule 3.8 (collectively, the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. Notwithstanding anything to the contrary in this Agreement, the Individual Title Defect Threshold and the Aggregate Deductible shall not apply to any Title Defect which arises from typographical, clerical or scrivener’s error (such as misplaced decimal points, transposed digits and similar erroneous entries of data in the ARIES database as compared to the documents in Seller’s possession from which such information was extracted) in the Exhibits or Schedules to this Agreement. For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(j)Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing. If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, or, absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20)

Exhibit 10.2

days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing, such amount shall be paid by Buyer into the Joint Control Account pursuant to Section 11.2(c) and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2.

11.3Casualty Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)If, (i) after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), (ii) the Closing thereafter occurs and (iii) the estimated cost to repair such Asset (with equipment of similar utility) is greater than $100,000, then Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), less all insurance proceeds which Seller shall cause to be paid to Buyer, up to the Allocated Value thereof. Seller, at its sole option, may elect to cure such Casualty Loss to Buyer’s reasonable satisfaction and, in such event, Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

11.4Preferential Purchase Rights and Consents to Assign.

(a)With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, prior to Closing, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

Exhibit 10.2

i.If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before sixty (60) days following the Closing Date, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from Seller, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be excluded from the Closing and the Purchase Price reduced accordingly. Upon expiration of such time period, if the holder has not elected to exercise its Preferential Purchase Right or if the holder has so elected but failed to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right, then Buyer will pay Seller the Purchase Price for such Asset, and Seller will assign such Asset to Buyer pursuant to an instrument in substantially the same form as the Assignment.

ii.All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b)With respect to each Consent (other than Customary Post-Closing Consents) set forth in Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

i.If (A) Seller fails to obtain a Consent (other than Customary Post-Closing Consents) set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or voidable under the terms thereof, (2) the termination of a Lease or Contract under the express terms thereof or (3) a Lease or Contract provides liquidated damages for assignment without obtaining consent or (B) a Consent (other than Customary Post-Closing Consents) requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (other than Customary Post-Closing Consents and with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

Exhibit 10.2

ii.If (A) Seller fails to obtain a Consent (other than Customary Post-Closing Consents) set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or voidable under the terms thereof, (2) the termination of a Lease or Contract under the express terms thereof or (3) a Lease or Contract provides liquidated damages for assignment without obtaining consent and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

iii.Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents (other than Customary Post-Closing Consents) listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

ARTICLE XII
ENVIRONMENTAL MATTERS

12.1Notice of Environmental Defects.

(a)Environmental Defects Notice. Buyer must deliver, no later than June 23, 2014 (the “Environmental Claim Date”), claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail, if available, the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date.

(b)Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect

Exhibit 10.2

timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, elect to:

i.subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;

ii.with the written consent of Buyer, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

iii.if applicable, terminate this Agreement pursuant to Section 14.1(c).
If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.
(c)Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Sections 12.1(b) and 13.2(a) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(d)Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $50,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(b)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(e)Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, or, absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both

Exhibit 10.2

Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 12.1(d), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(e), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted therefor at Closing and the disputed portion of the Remediation Amounts in dispute asserted by Buyer in good faith shall be deposited into the Joint Control Account.

12.2NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1Assumption by Buyer and Retention by Seller. Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, (x) each of EnerVest and FourPoint, severally and not jointly, assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) its Proportionate Share of, and (y) each of EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC jointly and severally assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) EnerVest’s Proportionate Share of, in each case, (a) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (i) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including

Exhibit 10.2

those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii)), (iii) Decommission the Assets (the “Decommissioning Obligations”), (iv) clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, and (v) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (b) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with Buyer’s compliance (or failure thereof) with the terms and requirements of the Chieftain Litigation Settlement to the extent relating to the post-Closing operations of the Assets, (all of said obligations and Liabilities described in clauses (a) and (b), subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that the matters described in Sections 13.2(c) through 13.2(i) (collectively, “Retained Obligations”) shall not become Assumed Obligations, in each case, until the expiration of the applicable survival period of the indemnities for such matters as set forth in Section 13.8, and the Assumed Obligations shall not include (1) any such matters for which a Claim Notice has been delivered by Buyer to Seller in accordance with Section 13.7 prior to the expiration of the applicable survival period or (2) Seller’s obligations under Section 3.6(b).

13.2Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)any breach by Seller of any of its representations or warranties contained in Article IV;

(b)any breach by Seller of any of its covenants or agreements under this Agreement;

(c)the ownership, use or operation of the Excluded Assets;

(d)Income Taxes imposed on Seller;

(e)the payment or improper payment of royalties, rentals and other similar lease payments, in each case, attributable to Seller’s ownership of the Assets prior to the Effective Time (other than for amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii));

(f)Asset Taxes allocated to Seller in accordance with Section 16.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of Purchase Price adjustments made pursuant to Sections 3.3, 3.5 and 3.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d));

(g)any Liabilities to Third Parties for personal injury or death and attributable to Seller’s ownership of the Assets prior to the Effective Time;

(h)any Liabilities arising with respect to the Third Party Claims set forth in Schedule 4.7(A);

(i)any Liabilities arising with respect to the Searle Litigation attributable to Third Party Claims against Seller relating to Seller’s payment of or accounting for Burdens on production attributable

Exhibit 10.2

to Hydrocarbons produced from the Assets during the period of time prior to the Effective Time; or

(j)any Liabilities arising with respect to the distribution of proceeds in respect of the URC Related Interests attributable to the operation of the Assets prior to the Closing Date.

13.3Indemnities of Buyer. Effective as of Closing, (x) each of EnerVest (and its successors and assigns) and FourPoint (and its successors and assigns) shall, severally and not jointly, assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release, to the extent of its Proportionate Share, and (y) each of EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC, and its successors and assigns, shall jointly and severally assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release, to the extent of EnerVest’s Proportionate Share, in each case, Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)any breach by Buyer of any of its representations or warranties contained in Article V;

(b)any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)the Assumed Obligations.

13.4Limitation on Liability.

(a)Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $75,000 (the “Individual Indemnity Threshold”), and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of an amount equal to twenty percent (20%) of the Purchase Price (the “Indemnity Cap”).

(c)Notwithstanding the foregoing in this Section 13.4, the adjustments to the Purchase Price under Section 3.3, Section 3.5, Section 3.6 or Section 3.7 and any payments in respect thereof, and Liabilities for Retained Obligations under Section 13.2(c), 13.2(d), 13.2(e), 13.2(f), 13.2(g) (but only to the extent of actual insurance proceeds received by Seller less premiums and all costs associated with such recoveries, otherwise the indemnity limits shall apply), 13.2(h), 13.2(i) or 13.2(j), shall not be limited by Sections 13.4(a) and 13.4(b) and the total amount of such adjustments and Liabilities from the first dollar and without regard to the Individual Indemnity Threshold, the Indemnity Deductible and the Indemnity Cap shall be applied or recovered in accordance with the terms hereof.

13.5Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.5, SECTION 6.10(A) AND SECTION 10.1(C), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND

Exhibit 10.2

DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.5, Section 6.10(a), Section 10.1(c), Section 11.1(c), Section 13.2 and Section 13.3 contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(c), Section 13.2, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.7Indemnification Procedures. All claims for indemnification under Section 6.5, Section 6.10(a), Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)For purposes of Section 6.5, Section 6.10(a), Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Liabilities pursuant to Section 6.5, Section 6.10(a), Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.5, Section 6.10(a), Section 10.1(c) or this Article XIII.

(b)To make a claim for indemnification under Section 6.5, Section 6.10(a), Section 10.1(c), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.5, Section 6.10(a), Section 10.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement,

Exhibit 10.2

the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f)In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8Survival.

Exhibit 10.2

(a)Except for the Specified Representations and the representations and warranties in Section 4.14, the representations and warranties of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Sections 6.1 and 9.4 shall survive Closing for a period of one (1) year. The Specified Representations shall survive Closing without time limit. The representations and warranties of Seller in Section 4.14 shall survive until the expiration of the applicable statute of limitations. The representation and warranty of Seller in Section 11.1(b) shall terminate as of the expiration of the Survival Period. Subject to the foregoing and Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnity in Section 13.2(g) shall terminate twelve (12) months after the Closing. Seller’s indemnity in Section 13.2(e) shall terminate two (2) years after the Closing. Seller’s indemnities in Sections 13.2(d), 13.2(f), 13.2(h), 13.2(i) and 13.2(j) shall terminate after the expiration of any applicable statute of limitations. Seller’s indemnities in Section 13.2(c) shall survive Closing without time limit. Buyer’s indemnities in Section 6.5, Section 6.10(a), Section 10.1(c) and Section 13.3(c) shall survive Closing without time limit and shall be deemed covenants running with the Assets (provided that each of EnerVest and FourPoint and its successors and assigns shall not be released from any of, and shall remain severally and not jointly liable to the Seller Indemnified Parties for, the obligations and Liabilities of such Person under such Sections of this Agreement upon any transfer or assignment of any Asset).

13.9Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements (net of any collection costs, and excluding the proceeds of any insurance underwritten by the Party claiming indemnity or its Affiliates).

13.11Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each of Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waives any right to recover any special, indirect, consequential,

Exhibit 10.2

punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date, and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(b)by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date, and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(c)by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date;

(d)by Seller or Buyer if Closing shall not have occurred on or before July 31, 2014; or

(e)by Seller if the Deposit has not been made by Buyer within three (3) Business Days of the Execution Date in accordance with Section 3.2(a);
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
14.2Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(c) through (f), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3, Article I and Article XVI (other than Sections 16.2(d), 16.2(e), 16.2(f), 16.2(g), 16.7 and 16.8) and such of the defined terms set forth in Section 15.1 to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies available at law or in equity, including specific performance, for such material breach; provided that if Seller is entitled to and elects to retain the Deposit as partial payment of its damages pursuant to Section 3.2, then Seller shall not also be entitled to seek specific performance.

Exhibit 10.2

14.3Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV
DEFINED TERMS

15.1Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 15.1 unless the context requires otherwise.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7(c).
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
“AFEs” shall have the meaning set forth in Section 4.13.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” shall mean an amount equal to one and one-half percent (1.5%) of the Purchase Price.
“Agreement” shall have the meaning set forth in the introductory paragraph herein.
“Allocated Values” shall have the meaning set forth in Section 3.8.
“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (which for the avoidance of doubt, does not include income, franchise or similar Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assets” shall have the meaning set forth in Section 2.1.
“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B-1.

Exhibit 10.2

“Assumed Obligations” shall have the meaning set forth in Section 13.1.
“Bank” shall have the meaning set forth in Section 3.2(a).
“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Asset Taxes and Income Taxes).
“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Denver, Colorado are generally open for business.
“Buyer” shall have the meaning set forth in the introductory paragraph herein.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.
“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).
“Casualty Loss” shall have the meaning set forth in Section 11.3(b).
“Chieftain Class” shall mean the royalty owners within the description of the certified class in the Chieftain Class Action Litigation and who have not filed a request for exclusion.
“Chieftain Class Action Litigation” shall mean that class action which was pending in the United States District Court, Western District of Oklahoma, styled and numbered: Chieftain Royalty Company and Jack Lancet, on behalf of themselves and the class, as representatives of the class v. QEP Energy Company, Case No. CIV-11-212-R.
“Chieftain Litigation Settlement” shall mean the Stipulation and Agreement of Settlement, dated February 13, 2013, between Chieftain Royalty Company and Jack Lancet, on behalf of themselves and the Chieftain Class, as representatives of the Chieftain Class, and Seller settling all claims in the Chieftain Class Action Litigation.
“Claim Notice” shall have the meaning set forth in Section 13.7(b).
“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean, with regards to EnerVest, that certain Confidentiality Agreement between Seller and EV, dated as of February 5, 2014, and with regards to FourPoint, that certain Confidentiality Agreement between Seller and FourPoint, Ltd., dated as of February 11, 2014.
“Consent” shall have the meaning set forth in Section 4.4.
“Contract” shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, pooling order, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.
“Cure Period” shall have the meaning set forth in Section 11.2(c).

Exhibit 10.2

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“Decommission” and “Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.
“Decommissioning Obligations” shall have the meaning set forth in Section 13.1.
“Defensible Title” shall mean such title of Seller with respect to the Wells, the Well Locations and the Sections set forth on Section 3.8 that, as of the Effective Time and the Execution Date and subject to Permitted Encumbrances:
(a)    with respect to each Well or Well Location set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A, and, for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location), entitles Seller to receive not less than the Net Revenue Interest set forth on Schedule 3.8 for such Well or Well Location, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date, with Buyer’s consent, elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment (with Buyer’s consent where Seller’s consent is required and Seller has Knowledge of such establishment or amendment) from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Exhibit A-1 or Schedule 3.8;
(b)    with respect to each Section (subject to the depth restrictions set forth on Exhibit A-2 and the applicable Target Formations set forth on Schedule 3.8), entitles Seller to receive not less than the Net Acres set forth on Schedule 3.8 for such Section, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date, with Buyer’s consent, elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment (with Buyer’s consent where Seller’s consent is required and Seller has Knowledge of such establishment or amendment) from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Exhibit A-2 or Schedule 3.8;
(c)    with respect to each Well or Well Location set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A, and, for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location), obligates Seller to bear not more than the Working Interest set forth on Schedule 3.8 for such Well or Well Location, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise set forth on Exhibit A-1 or Schedule 3.8; and
(d)    is free and clear of all Encumbrances.

Exhibit 10.2

“Deposit” shall have the meaning set forth in Section 3.2(a).
“Designated Well Costs” shall have the meaning set forth in Section 2.3.
“Digital Records” shall have the meaning set forth in Section 6.12.
“Dispute Notice” shall have the meaning set forth in Section 3.6(a).
“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).
“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2014.
“email” shall have the meaning set forth in Section 16.6.
“Encumbrance” shall mean any lien, mortgage, security interest, pledge, net profits interest, production payment, charge or similar encumbrance.
“EnerVest” shall have the meaning set forth in the introductory paragraph herein.
“EnerVest XIII-A” shall have the meaning set forth in the introductory paragraph herein.
“EnerVest XIII-WIB” shall have the meaning set forth in the introductory paragraph herein.
“EnerVest XIII-WIC” shall have the meaning set forth in the introductory paragraph herein.
“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).
“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).
“Environmental Condition” shall mean (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Execution Date with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.
“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date, including common law, relating to the protection of the public health, welfare and the environment, including, those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.
“EV” shall have the meaning set forth in the introductory paragraph herein.
“EV Operating” shall have the meaning set forth in Section 5.8.

Exhibit 10.2

“Exchange” shall have the meaning set forth in Section 16.17.
“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of, rights to receive funds from any Governmental Authority or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all of Seller’s personal computers and associated peripherals and all of Seller’s radio and telephone equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (j) all data of Seller that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments or incurring any liabilities or obligations except to the extent such payments, liabilities and obligations are permitted to be assumed by Buyer under the applicable agreements and the same are assumed by Buyer; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any other assets specifically listed on Exhibit C; (p) any Hedge Contracts; (q) any debt instruments of Seller; (r) all interests of Seller in the townships in Custer, Dewey and Ellis Counties, Oklahoma set forth on Exhibit C; (s) all of Seller’s personnel files and records and (t) any assets described in Section 2.1(d) or Section 2.1(e) that are not assignable.
“Execution Date” shall have the meaning set forth in the introductory paragraph herein.
“Final Price” shall have the meaning set forth in Section 3.6(a).
“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).
“FourPoint” shall have the meaning set forth in the introductory paragraph herein.
“GAAP” shall mean United States generally accepted accounting principles.

Exhibit 10.2

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Guarantees” shall have the meaning set forth in Section 6.5.
“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.
“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
“Identified Employees” shall have the meaning set forth in Section 6.10(a).
“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.
“Income Taxes” shall mean any income, franchise and similar Taxes.
“Indemnified Party” shall have the meaning set forth in Section 13.7(a).
“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).
“Indemnity Cap” shall have the meaning set forth in Section 13.4(b).
“Indemnity Deductible” shall mean an amount equal to one and one-half percent (1.5%) of the Purchase Price.
“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).
“Individual Indemnity Threshold” shall have the meaning set forth in Section 13.4(a).
“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.
“Joint Control Account” shall have the meaning set forth in Section 3.2(a).
“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following Persons: Jim Mueggenborg, field operations; Mike Reitz, Operation Manager; Alice Ley, Vice President and Controller; Mike Watanabe, Vice President, Land; Richard Gill, Manager, Title and Lease; Harriet Connolly, landman; and Otto Svendsen, General Manager, Midcontinent Division.

Exhibit 10.2

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall have the meaning set forth in Section 2.1(a).
“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.
“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, (x) with respect to Seller, results in (i) a material adverse effect on the ownership, operation or value of the Assets that is reasonably expected to equal or exceed ten percent (10%) of the Purchase Price or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, and (y) with respect to Buyer, results in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of either Party taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of the other Party; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance.
“Material Contracts” shall have the meaning set forth in Section 4.8(a).
“Mineral Fee Interests” shall have the meaning set forth in Section 2.1(a).
“Net Acre” shall mean, as computed separately (a) with respect to each Section, in each case subject to the depth restrictions set forth on Exhibit A-2 and with respect to the applicable Target Formations set forth on Schedule 3.8 only, (i) the number of gross acres in the lands covered by such Section, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Section in such lands, multiplied by (iii) Seller’s portion of such undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses, and (b) with respect to each other property included in the Assets, (i) the number of gross acres in the lands covered by such Asset, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Asset in such lands, multiplied by (iii) Seller’s portion of such undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses.
“Net Revenue Interest” shall mean, with respect to any Well or Well Location set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A, and, for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (subject to the depth restrictions set forth on Exhibit A, and, for a Well, limited

Exhibit 10.2

to any currently producing formations, and, for a Well Location, limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location), after giving effect to all Burdens.
“NORM” shall mean naturally occurring radioactive material.
“Operating Expenses” shall have the meaning set forth in Section 2.3.
“Overhead Costs” shall mean with respect to those Assets that are operated by Seller or a Third Party and (a) are burdened by an existing joint operating agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to other Working Interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, an amount equal to a portion of $12,000 per Well per month undergoing drilling or completion operations and $1,200 per producing Well per month attributable to the Assets during the Interim Period.
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.
“Permitted Encumbrances” shall mean:
a.the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Schedule 3.8 to an amount less than the Net Revenue Interest set forth on Schedule 3.8 for such Well or Well Location, (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Schedule 3.8 in any amount greater than the Working Interest set forth on Schedule 3.8 for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Schedule 3.8 in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce the Net Acres of Seller with respect to any Section set forth on Schedule 3.8 to an amount less than the Net Acres set forth on Schedule 3.8 for such Section;

b.preferential rights to purchase and required consents to assignment and similar agreements set forth in Schedules 4.10 and 4.4, respectively;

c.liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

d.Customary Post-Closing Consents;

e.conventional rights of reassignment;

f.such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

g.all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any

Exhibit 10.2

obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

h.rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

i.easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the ownership or operation or use of the affected Assets;

j.vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

k.liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

l.with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of an Asset;

m.any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

n.any matters referenced and set forth on Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 or Schedule 3.8 and all litigation set forth in Schedule 4.7;

o.mortgage liens burdening a lessor’s interest in the Assets; and

p.the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect of such Contracts (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Schedule 3.8 to an amount less than the Net Revenue Interest set forth on Schedule 3.8 for such Well or Well Location, (iii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Schedule 3.8 in any amount greater than the Working Interest set forth on Schedule 3.8 for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Schedule 3.8 in the same or greater proportion as any increase in such Working Interest), and (iv) does not operate to reduce the Net Acres of Seller with respect to any Section set forth on Schedule 3.8 to an amount less than the Net Acres set forth on Schedule 3.8 for such Section.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

Exhibit 10.2

“Personal Property” shall have the meaning set forth in Section 2.1(f).
“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.
“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.
“Proportionate Share” shall have the meaning set forth in the Recitals.
“Purchase Price” shall have the meaning set forth in Section 3.1.
“Records” shall have the meaning set forth in Section 2.1(h).
“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition.
“Retained Obligations” shall have the meaning set forth in Section 13.1.
“Searle Litigation” shall mean that action which was pending in the District Court, Caddo County, Oklahoma, set forth in Schedule 4.7(B) and styled and numbered: Jack B. Searle, Tamara D. Searle, OGI, Inc., John A. Smallwood, Linsi N. C. Smallwood, Marc O. Fox and Connie E. Fox v. QEP Energy Company (including predecessors, successors and affiliates), Case No. CJ-2013-134.
“Sections” shall have the meaning set forth in Section 11.1(b).
“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.
“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.3, 4.15, 5.1, 5.2, 5.3, 5.9, 5.10 and 5.11.
“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.
“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).
“Target Formations” shall mean the geological formations defined in Exhibit E.

Exhibit 10.2

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.
“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” shall have the meaning set forth in Section 13.7(b).
“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).
“Title Benefit” shall mean, (a) with respect to each Well, as to any currently producing formations, and Well Location, as to the applicable Target Formations, shown on Schedule 3.8, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Well or Well Location on Schedule 3.8 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Schedule 3.8, or (ii) to decrease the Working Interest of Seller in any Well or Well Location below that shown for such Well or Well Location on Schedule 3.8 to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Schedule 3.8, and (b) with respect to each Section shown on Schedule 3.8, or any other property included in the Assets, as applicable, as to the applicable Target Formations and subject to the depth restrictions shown on the respective Exhibits, any right, circumstance or condition that operates to increase the Net Acres of Seller above that shown for such Section or other property shown on Schedule 3.8, if applicable.
“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).
“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).
“Title Claim Date” shall have the meaning set forth in Section 11.2(a).
“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells, as to the currently producing formations, or the Well Locations, as to the applicable Target Formations, set forth on Schedule 3.8, or the Sections set forth on Schedule 3.8, as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:
(a)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

Exhibit 10.2

(b)    defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
(c)    defects based upon the failure to record any federal, state or Indian Leases or any assignments of interests in such Leases in any applicable county records;
(d)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless Buyer provides affirmative evidence that such failure or omission results in another Person’s actual and superior claim of title to the relevant Asset;
(e)    any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;
(f)    defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;
(g)    defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);
(h)    defects based solely on: (i) lack of information in Seller’s files; (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(i)    the expiration of a Lease by its terms after January 1, 2015;
(j)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(k)    defects that have been cured by applicable Laws of limitations or presumptions; and
(l)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more.
“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
“Title Defect Property” shall have the meaning set forth in Section 11.2(a).
“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 16.2(f).
“Transition Services Agreement” shall mean the Transition Services Agreement between Seller and Buyer, substantially in the form attached to this Agreement as Exhibit B-3.

Exhibit 10.2

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” shall have the meaning set forth in Section 2.1(c).
“URC Related Interests” shall mean the interests set forth on Exhibit F.
“Wells” shall have the meaning set forth in Section 2.1(b).
“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Well Location” shall mean each well location set forth on Schedule 3.8 and the applicable spacing unit, governmental spacing unit or other proration unit denoted for such well location on Schedule 3.8.
“Working Interest” shall mean, with respect to any Well or Well Location set forth on Schedule 3.8 (subject to the depth restrictions set forth on Exhibit A, and, for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formations set forth on Schedule 3.8 for such Well Location), the interest in and to such currently producing formations and the applicable spacing unit, governmental spacing unit or other proration unit, associated therewith (for such Well) or such applicable Target Formations and the applicable spacing unit, governmental spacing unit or other proration unit denoted for such well location on Schedule 3.8 (for such Well Location) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations (for such Well) or such applicable Target Formations (for such Well Location), but without regard to the effect of any Burdens.

ARTICLE XVI
MISCELLANEOUS
16.1Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

16.2Expenses and Taxes.

(a)Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.
(b)Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period or portion thereof beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the date on which the Effective Time occurs.

Exhibit 10.2

(c)For purposes of determining the allocations described in Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d)To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.6, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 16.2.

(e)Buyer shall be responsible for payment to the applicable Taxing Authorities of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to make such payments.

(f)All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer.

(g)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

16.3Assignment. Subject to the provisions of Section 16.17, this Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, however, that after the Survival Period, Seller may assign its rights under this Agreement to an Affiliate of Seller and Buyer may assign its rights under this Agreement to an Affiliate of Buyer, in each case, without prior written consent of the other Party. Any assignment of this Agreement shall not relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other

Exhibit 10.2

transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

16.4Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of the two (2)-year period after the Closing; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (b) prevent Buyer or Seller from recording the Assignment and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 16.5 and (d) prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.

16.6Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:
QEP Resources, Inc.
Independence Plaza
1050 17th Street, Suite 500
Denver, CO 80265
Attention: Mr. Austin S. Murr, Senior Vice President, Land and Business Development
Email: Austin.Murr@qepres.com

If to Buyer, EnerVest, EnerVest XIII-A, EnerVest XIII-WIB or EnerVest XIII-WIC:
EnerVest, Ltd.
1001 Fannin, Suite 800

Exhibit 10.2

Houston, TX 77002
Attention: Mr. Phil DeLozier
Email:    pdelozier@enervest.net
with a copy to:
EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, TX 77002
Attention: Mr. Philip B. Berry
Email: pberry@enervest.net

If to FourPoint:

FourPoint Energy, LLC
8450 E. Crescent Parkway, Suite 400,
Greenwood Village, CO 80111
Attention: Mr. Frank W. Nessinger
Email: fnessinger@fourpointenergy.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
16.7Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

16.8Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional

Exhibit 10.2

approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

16.9Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.

16.10Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

16.11Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification.

16.12Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents, or representatives, and no failure by Seller or Buyer to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.13Governing Law; Jurisdiction.

Exhibit 10.2

(a)This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 16.13(b).

(d)THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

16.14Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.15Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the names “QEP Energy”, “QEP” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

16.16Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

Exhibit 10.2

16.17Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”).  Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Assets under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

16.18Buyer Liability. Notwithstanding anything to the contrary in this Agreement, the Parties agree that, (a) prior to and at Closing, each of EnerVest XIII-A, EnerVest XIII-WIB, EnerVest XIII-WIC and FourPoint shall be jointly and severally liable for Buyer’s obligations and Liabilities under this Agreement, and (b) after Closing, (i) each of EnerVest and FourPoint shall be severally, but not jointly, liable (to the extent of its Proportionate Share) and (ii) each of EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC shall be jointly and severally liable (to the extent of EnerVest’s Proportionate Share), in each case of (i) and (ii), for Buyer’s obligations and Liabilities under this Agreement (other than the obligations set out in Section 3.6, for which each of EnerVest XIII-A, EnerVest XIII-WIB, EnerVest XIII-WIC and FourPoint shall remain jointly and severally liable).

16.19Agent.

(a)Each of FourPoint, EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC, by executing this Agreement, irrevocably constitutes and appoints EV and its successors, acting as hereinafter provided, as such appointing Party’s attorney-in-fact to act on behalf of such Person in connection with the authority granted to EV pursuant to this Section 16.19, and acknowledges that such appointment is coupled with an interest.

(b)Each of FourPoint, EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC by such appointment (i) authorizes EV subsequent to the date hereof (A) to give and receive written consents, reports, notices and communications to or from Seller relating to this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents, (B) to act on such appointing Party’s behalf with respect to any and all matters affecting such appointing Party in this Agreement, including for purposes of Section 3.5, 3.6(a), 3.7, 6.1, 6.12, 9.4, 11.1(c)(i), 11.2(a), 11.2(j), 12.1(a) and 12.1(e), including

Exhibit 10.2

giving and receiving all notices and communications to be given or received with respect to any such matters, and (C) to negotiate, compromise and resolve any dispute that may arise under this Agreement, provided, however, that in each of clauses (A) - (C), EV shall not have the authority to execute any agreements or documents (other than consents, reports, notices and communications) on behalf of FourPoint, and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by EV pursuant to the authority granted to EV hereunder.

(c)Each of FourPoint, EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC by the execution of this Agreement expressly acknowledges and agrees that (i) EV is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such appointing Party and EV, and (ii) Seller, each Seller Indemnified Party and any other Person shall be entitled to solely interact with, and rely on any and all actions taken by, EV under this Agreement without any Liability to, or obligation to inquire of, such appointing Party. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, EV that is within the scope of EV’s authority under this Section 16.19 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Buyer and shall be final, binding and conclusive upon such appointing Party. Seller and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, such appointing Party and Buyer.

[Remainder of page intentionally left blank. Signature page follows.]

Exhibit 10.2

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller, Buyer and EV have executed this Agreement as of the date first written above
SELLER:

QEP ENERGY COMPANY

By:    /s/ Austin Murr
Name:    Austin Murr
Title:    Senior Vice President, Business Development

IN WITNESS WHEREOF, Seller, Buyer and EV have executed this Agreement as of the date first written above.
BUYER:

ENERVEST ENERGY INSTITUTIONAL FUND XIII-A, L.P.,
ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIB, L.P.

By: EnerVest, Ltd., its Managing General Partner
By: EnerVest Management GP, L.C., its General Partner

By:    /s/ John B. Walker
Name:    John B. Walker
Title:    Chief Executive Officer

ENERVEST ENERGY INSTITUTIONAL FUND XIII-WIC, L.P.,

By:    EnerVest Holding XIII, LLC, its General Partner
By:    EnerVest, Ltd., its Sole Member
By:    EnerVest Management GP, L.C., its General Partner

By:    /s/ John B. Walker
Name:    John B. Walker
Title:    Chief Executive Officer

Exhibit 10.2

EV:

ENERVEST, LTD.,

By:	EnerVest Management GP, L.C., its General Partner

By:    /s/ John B. Walker
Name:    John B. Walker
Title:    Chief Executive Officer

IN WITNESS WHEREOF, Seller, Buyer and EV have executed this Agreement as of the date first written above.
BUYER:

FOURPOINT ENERGY, LLC
doing business in Texas as 4P ENERGY TEXAS, LLC

By:    /s George H. Solich
Name:    George H. Solich
Title:    President and Chief Executive Officer